AMENDMENT NO. 5 TO ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 5 TO ADMINISTRATIVE SERVICES AGREEMENT

(this “Amendment”) is effective as of January 1, 2020, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), and Dunham Funds, a Delaware statutory trust (the “Trust”).

WHEREAS, GFS seeks the Trust’s approval of a reduction in fees charged for state registration (Blue Sky) fees as set forth in Amended Schedule B to that certain Administrative Services Agreement dated January 15, 2008, as amended, by and between GFS and the Trust (the “Agreement”); and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned fee changes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)               Amended Schedule B to the Agreement hereby is amended by deleting all sections with the heading “State Registration (Blue Sky) Fees” and replacing such sections with the following:

State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay GFS the following fees per state registration:

Initial registration and any registration renewal $150.00 Sales reports (if required) $ 25.00

2.	Miscellaneous.

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.

(b)               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DUNHAM FUNDS

By:	/s/ Jeffrey A. Dunham

Jeffrey A. Dunham

President

GEMINI FUND SERVICES, LLC

By:	/s/ Kevin Wolf

Kevin Wolf

Executive Vice President

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